Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.

Roy Green, Chief Financial Officer

(212) 997-7767, ext. 242

CYGNE DESIGNS, INC ANNOUNCES THE APPOINTMENT OF JAY FURROW AS CHIEF EXECUTIVE OFFICER AND AS A MEMBER OF THE COMPANY’S BOARD OF DIRECTORS

New York, New York, April 25, 2008 – Cygne Designs, Inc. (Nasdaq: CYDS) today announced that it has appointed Jay Furrow as the President and Chief Executive Officer of the Company. Bernard Manuel, the Company’s current Chairman, President and Chief Executive Officer, will continue to serve as Chairman of the Company. Additionally, Mr. Furrow will join the Company’s Board of Directors both effective immediately.

Manuel commented, “we are extremely pleased to have Jay join the Company. Jay’s extensive background and expertise in the apparel industry will serve the Company well.”

Furrow stated, “I look forward to the maximizing the opportunities that I believe exist in Cygne’s future. The Company has the knowledge and the talent to be a premier supplier in the apparel industry and I am excited to be a part of the organization as we move toward achieving this goal.”

Furrow has held numerous executive positions within apparel industry including serving as the Chief Executive Officer of Innovo Group, Inc., now known as Joe’s Jeans, Inc. (Nasdaq, JOEZ). Furrow was a founder of the Joe’s Jeans brand and served in numerous executive capacities throughout Joe’s Jeans, Inc’s history.

As an inducement to Mr. Furrow to join Cygne, the Company has granted him a fully vested 10-year option to purchase one million shares of the Company’s common stock at a price of $0.30 per share.

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s filings with the Securities and Exchange Commission.